Exhibit 99.1

Record Revenues Drive 46% Net Income Growth

During Strongest Third Quarter in Walker & Dunlop’s History

THIRD QUARTER 2016 HIGHLIGHTS

•	Record total revenues of $154.8 million, up 28% from Q3’15
•	Net income of $29.6 million, or $0.96 per diluted share, up 46% from Q3’15
•	Adjusted EBITDA[1] of $36.2 million, up 17% from Q3’15
•	Total transaction volume of $5.0 billion, up 2% from Q3’15
•	Servicing portfolio of $59.1 billion at September 30, 2016, up 24% from September 30, 2015

Bethesda, MD – November 2, 2016 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported third quarter 2016 net income of $29.6 million, or $0.96 per diluted share, a 46%  increase from third quarter 2015 net income of $20.3 million, or $0.66 per diluted share. Total revenues were $154.8 million for the third quarter 2016  a 28%  increase over the third quarter 2015.  Adjusted EBITDA for the third quarter 2016 was $36.2 million compared to $31.0 million for the third quarter 2015, a 17%  increase.

“The third quarter was yet another great quarter for Walker & Dunlop, led by the 28% growth in revenue and 45% growth in EPS over the third quarter of 2015,” commented Willy Walker, Walker & Dunlop’s Chairman and CEO.  “With year-to-date EPS of $2.51, up 26% over last year, and a very strong pipeline leading into the fourth quarter, we will once again generate strong double digit earnings per share growth in 2016 for the third consecutive year.”

“The United States continues to create over one million households per year, and increasingly those households live in rental housing.  Walker & Dunlop’s market position, having supplied over 5% of total debt capital to the Multifamily industry in 2015, and ever-expanding footprint and financial products, positions our company extremely well for continued growth in this expanding, dynamic industry,” Walker continued.  “Freddie Mac recently released their 2016-2020 multifamily financing market projections, and with projected growth from $282 billion in 2016 to $300 billion in 2017, Walker & Dunlop has the clients, scale, and expertise to continue growing at a dramatic pace.  Our team, and partnerships with clients and capital sources, have never been stronger nor more valuable.”

THIRD QUARTER 2016 OPERATING RESULTS

TOTAL REVENUES were $154.8 million for the third quarter 2016 compared to $120.8 million for the third quarter 2015, a 28%  increase, driven by growth in the volume of Fannie Mae and HUD loans originated during the quarter. HUD and Fannie Mae loan originations, our most profitable executions, comprised 46% of loan origination volume, which drove gains from mortgage banking activities up 42% over the third quarter 2015.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the third quarter 2016 were $100.6 million compared to $70.8 million for the third quarter 2015, a 42%  increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $48.2 million for the third quarter 2016, a  43% increase from $33.8 million for the third quarter 2015.    LOAN ORIGINATION FEES were $52.4 million for the third quarter 2016 compared to $37.0 million for the third quarter 2015, a 42%  increase.

SERVICING FEES were $37.1 million for the third quarter 2016 compared to $29.3 million for the third quarter 2015.  The 27% increase in servicing fees was driven by a one basis point increase in the weighted average servicing fee from 25 basis points to 26 basis points, coupled with continued growth of the portfolio resulting from strong loan origination activity, and the acquisition of  a HUD servicing portfolio during the second quarter 2016.

NET WAREHOUSE INTEREST INCOME, which includes net interest earned on loans held for sale and loans held for investment (the Company’s on balance sheet interim loan portfolio), was $5.6  million for the third quarter 2016,  an 18% decrease from  $6.9 million for the third quarter 2015.  The decrease in net warehouse interest income was a result of a decrease in the average balance of loans held for investment and a flattening of the yield curve that decreased the spread earned on loans held for sale.

TOTAL EXPENSES were $106.1 million for the third quarter 2016 compared to $87.3 million for the third quarter 2015, a 21%  increase, which was primarily driven by a 31%  increase in personnel costs due to increased average headcount and increased variable compensation costs, a product of the Company’s strong financial performance during the quarter.  As a percentage of total revenues, personnel expense was 42% during the third quarter 2016 compared to 41%  in the prior year’s third quarter. Additionally, amortization and depreciation costs increased 14% due to the growth of the servicing portfolio year over year.

PROVISION FOR CREDIT LOSSES was $0.3 million for the third quarter 2016 compared to $0.1  million for the third quarter 2015 as the credit quality of our at risk portfolio remains stable. NET WRITE-OFFS during the third quarter 2016 were $2.6 million, compared to zero in the third quarter 2015, as we settled the remaining defaulted loans in our at risk portfolio with Fannie Mae.

OPERATING MARGIN was 31% for the third quarter 2016, up from 28% for the third quarter 2015.  The increase in operating margin was driven by the benefits of scale in our loan origination activity and in our servicing portfolio, which drove total revenues up 28%, while total expenses grew only 21%.

NET INCOME was $29.6 million, or $0.96 per diluted share, for the third quarter 2016 compared to net income of $20.3 million, or $0.66 per diluted share, for the third quarter 2015. The 46% increase in net income was driven by increased gains from mortgage banking activities and growth in servicing fees, partially offset by increases in personnel costs and amortization and depreciation.

ADJUSTED EBITDA was $36.2 million for the third quarter 2016 compared to $31.0 million for the third quarter 2015. The 17%  increase was driven by increases in loan origination fees and servicing fees, partially offset by increases in personnel costs and net write-offs.

ANNUALIZED RETURN ON EQUITY was 22% for the third quarter 2016 up from 18% for the third quarter 2015.  In the third quarter 2016, return on equity benefitted from increased total revenues and net income.

TOTAL TRANSACTION VOLUME

TOTAL TRANSACTION VOLUME for the third quarter 2016 was $5.0  billion, up 2% from $4.9 billion for the third quarter 2015.  Total transaction volume includes loan origination and investment sales volumes.

LOAN ORIGINATION VOLUME was up 3% from the third quarter 2015 to $4.2 billion. Loan originations with Fannie Mae were $1.6 billion, an increase of 25% from the third quarter 2015.  Loan originations with Freddie Mac were $1.3 billion, a 3% decrease from the third quarter 2015.  Brokered loan originations totaled $923.0 million, a 30%  decrease from the third quarter 2015.  HUD loan originations totaled $382.6 million, a 249% increase from the third quarter 2015.  Interim loan originations were $76.5 million, a 155% increase from the third quarter 2015. We did not originate any CMBS loans in the third quarter 2016 compared to $56.7 million in the third quarter 2015.

INVESTMENT SALES VOLUME was $788.2 million for the third quarter 2016, a 4% decrease from the third quarter 2015.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $59.1 billion at September 30, 2016, an increase of 24% from $47.8 billion at September 30, 2015.  During the third quarter 2016,  $1.8 billion of loans were added to the servicing portfolio.  At September 30, 2016, the weighted average remaining term of the portfolio increased to 10.5 years, compared to 9.7 years in the third quarter 2015, and the WEIGHTED AVERAGE SERVICING FEE increased to 26 basis points from 25 basis points.

CREDIT QUALITY

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $22.4 billion at September 30, 2016 compared to $18.8 billion at September 30, 2015.  There were no 60+ DAY DELINQUENCIES in the Company’s at risk servicing portfolio at September 30, 2016.  There were $2.6 million of NET WRITE-OFFS for the third quarter 2016 as we settled losses on three previously defaulted loans with Fannie Mae that were fully reserved for in earlier periods. As of September 30, 2016, we have no defaulted loans in our at risk portfolio and no losses pending settlement with Fannie Mae.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which Walker & Dunlop has full risk of loss, was $264.5 million at September 30, 2016 compared to $347.3 million at September 30, 2015.  All of the Company’s interim loans are current and performing at September 30, 2016.

YEAR-TO-DATE RESULTS

TOTAL TRANSACTION VOLUME for the nine months ended September 30, 2016 was $13.0 billion compared to $13.1 billion for the same period last year, a  less than 1%  decrease.

TOTAL REVENUES for the nine months ended September 30, 2016 were $396.9 million compared to $346.8 million for the same period last year, a 14% increase.  The increase in total revenues was largely driven by a 17% increase in gains from mortgage banking activities and a  21% increase in servicing fees.

TOTAL EXPENSES for the nine months ended September 30, 2016 were $272.3 million compared to $245.3 million for the nine months ended September 30, 2015, an increase of 11%.  The increase in total expenses was due primarily to increased personnel costs and amortization and depreciation expense. Personnel expense as a percentage of total revenues for the nine months ended September 30, 2016 was flat to the same period last year at 39%.

OPERATING MARGIN for the nine months ended September 30, 2016 was 31% compared to operating margin of 29% for the same period last year. The lift in operating margin was driven by significant growth in our gains from mortgage servicing rights, which are not subject to our variable compensation arrangement, and growth in our servicing portfolio and related servicing income, which is a highly scalable component of our business. As a result, total revenues grew 14% while total expenses increased only 11%.

NET INCOME for the nine months ended September 30, 2016 was $77.1 million, or $2.51 per diluted share, compared to net income of $61.7 million, or $1.99 per diluted share, for the same period last year, a 25% increase.

ADJUSTED EBITDA was $95.7 million for the nine months ended September 30, 2016 compared to $95.3 million for the same period last year, a less than 1%  increase.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, November 2, 2016 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (888)  632-3381 from within the United States or (785) 424-1678 from outside the United States and are asked to reference the Conference ID: WDQ316. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time November 2, 2016 through November 16, 2016. Please call (800) 839-2492 from the United States or (402) 220-7225 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 500 professionals in 24 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs and unrealized gains and losses from CMBS activities. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income.  For more information on adjusted EBITDA, refer to the section of this press release below titled "Adjusted Financial Metric Reconciliation to GAAP."

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ''may,'' ''will,'' ''should,'' ''expects,'' ''intends,'' ''plans,'' ''anticipates,'' ''believes,'' ''estimates,'' ''predicts,'' or ''potential'' or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3)  our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone: 301/634-2143	Phone: 301/215-5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2016 and December 31, 2015

(In thousands, except per share data)

	September 30,	December 31,
	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$83,887	$136,988
Restricted cash	14,370	5,306
Pledged securities, at fair value	81,933	72,190
Loans held for sale, at fair value	1,299,028	2,499,111
Loans held for investment, net	261,915	231,493
Servicing fees and other receivables, net	28,316	23,844
Derivative assets	33,796	11,678
Mortgage servicing rights	496,678	412,348
Goodwill and other intangible assets	91,340	91,488
Other assets	39,854	30,545
Total assets	$2,431,117	$3,514,991

Liabilities
Accounts payable and other liabilities	$202,533	$169,109
Performance deposits from borrowers	13,885	5,112
Derivative liabilities	2,918	1,333
Guaranty obligation, net of accumulated amortization	30,938	27,570
Allowance for risk-sharing obligations	3,400	5,586
Warehouse notes payable	1,440,425	2,649,470
Note payable	164,238	164,462
Total liabilities	$1,858,337	$3,022,642

Equity
Preferred shares, Authorized 50,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 29,375 shares at September 30, 2016 and 29,466 shares at December 31, 2015	294	295
Additional paid-in capital	223,603	215,575
Retained earnings	344,241	272,030
Total stockholders’ equity	$568,138	$487,900
Noncontrolling interests	4,642	4,449
Total equity	$572,780	$492,349
Commitments and contingencies	—	—
Total liabilities and equity	$2,431,117	$3,514,991

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

Unaudited

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Gains from mortgage banking activities	$100,630	$70,810	$249,406	$213,480
Servicing fees	37,134	29,328	101,554	84,227
Net warehouse interest income	5,614	6,860	15,925	17,824
Escrow earnings and other interest income	2,630	1,166	6,225	3,123
Other	8,778	12,622	23,775	28,179
Total revenues	$154,786	$120,786	$396,885	$346,833

Expenses
Personnel	$64,377	$49,328	$154,365	$135,366
Amortization and depreciation	29,244	25,644	80,824	73,788
Provision for credit losses	283	94	166	576
Interest expense on corporate debt	2,485	2,484	7,419	7,433
Other operating expenses	9,685	9,790	29,511	28,176
Total expenses	$106,074	$87,340	$272,285	$245,339
Income from operations	$48,712	$33,446	$124,600	$101,494
Income tax expense	18,851	12,735	47,295	39,179
Net income before noncontrolling interests	$29,861	$20,711	$77,305	$62,315
Less: net income from noncontrolling interests	233	460	198	598
Walker & Dunlop net income	$29,628	$20,251	$77,107	$61,717

Basic earnings per share	$1.01	$0.69	$2.62	$2.06
Diluted earnings per share	$0.96	$0.66	$2.51	$1.99

Basic weighted average shares outstanding	29,374	29,165	29,417	29,904
Diluted weighted average shares outstanding	30,793	30,460	30,743	31,045

SUPPLEMENTAL OPERATING DATA

Unaudited

	For the three months ended		For the nine months ended
	September 30,		September 30,
(dollars in thousands)	2016	2015	2016	2015
Transaction Volume:
Fannie Mae	$1,565,915	$1,257,100	$4,727,563	$3,758,098
Freddie Mac	1,296,045	1,334,394	3,002,305	4,430,225
Ginnie Mae - HUD	382,602	109,774	618,737	416,894
Brokered (1)	922,969	1,324,021	2,790,382	3,023,010
Interim Loans	76,475	30,005	235,040	144,950
CMBS (2)	—	56,738	94,010	155,523
Total Loan Origination Volume	$4,244,006	$4,112,032	$11,468,037	$11,928,700
Investment Sales Volume	788,232	824,730	1,569,177	1,143,765
Total Transaction Volume	$5,032,238	$4,936,762	$13,037,214	$13,072,465

Key Performance Metrics:
Operating margin	31%	28%	31%	29%
Return on equity	22%	18%	20%	19%
Walker & Dunlop net income	$29,628	$20,251	$77,107	$61,717
Adjusted EBITDA (3)	$36,227	$31,027	$95,734	$95,291
Diluted EPS	$0.96	$0.66	$2.51	$1.99

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	42%	41%	39%	39%
Other operating expenses	6%	8%	7%	8%

Key Origination Metrics (as a percentage of loan origination volume):
Origination related fees	1.23%	0.90%	1.06%	0.97%
Fair value of MSRs created, net	1.14%	0.82%	1.11%	0.82%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (4)	1.49%	1.25%	1.53%	1.13%

	As of September 30,
Servicing Portfolio by Product:	2016	2015
Fannie Mae	$25,875,684	$22,168,910
Freddie Mac	19,702,477	16,159,722
Ginnie Mae - HUD	9,254,830	5,624,141
Brokered (1)	3,552,542	3,158,109
Interim Loans	264,508	347,348
CMBS	471,948	336,331
Total Servicing Portfolio	$59,121,989	$47,794,561

Key Servicing Metric (end of period):
Weighted-average servicing fee rate	0.26%	0.25%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	In 2015, this figure represents brokered transactions for our CMBS platform. In 2016, this figure represents loans originated by us for our CMBS platform.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$29,628	$20,251	$77,107	$61,717
Income tax expense	18,851	12,735	47,295	39,179
Interest expense	2,485	2,484	7,419	7,433
Amortization and depreciation	29,244	25,644	80,824	73,788
Provision for credit losses	283	94	166	576
Net write-offs	(2,567)	—	(2,567)	(808)
Stock compensation expense	5,270	3,635	12,784	10,897
Gains attributable to mortgage servicing rights (1)	(48,229)	(33,816)	(127,724)	(97,491)
Unrealized (gains) losses from CMBS Program mortgage banking activities	1,262	—	430	—
Adjusted EBITDA	$36,227	$31,027	$95,734	$95,291

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	September 30,
(dollars in thousands)	2016	2015
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$19,411,757	$16,299,292
Fannie Mae Modified Risk	5,784,275	4,952,776
Freddie Mac Modified Risk	53,377	53,514
GNMA - HUD Full Risk	4,470	4,621
Total risk-sharing servicing portfolio	$25,253,879	$21,310,203

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$679,652	$916,842
Freddie Mac No Risk	19,649,100	16,106,208
GNMA - HUD No Risk	9,250,360	5,619,519
Brokered	3,552,542	3,158,109
CMBS	471,948	336,332
Total non risk-sharing servicing portfolio	$33,603,602	$26,137,010

Total loans serviced for others	$58,857,481	$47,447,213

Interim loans (full risk) servicing portfolio	264,508	347,348

Total servicing portfolio unpaid principal balance	$59,121,989	$47,794,561

At risk servicing portfolio (1)	$22,384,966	$18,780,017
Maximum exposure to at risk portfolio (2)	4,602,118	3,890,344
60+ day delinquencies, within at risk portfolio	—	—
At risk loan balances associated with allowance for risk-sharing obligations	$—	$16,884

60+ day delinquencies as a percentage of the at risk portfolio	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02%	0.02%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	N/A	19.57%
Allowance for risk-sharing as a percentage of maximum exposure	0.07%	0.08%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.75%	0.80%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.